Exhibit 5.2

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
DX Box Number 10 CDE

The Directors
Vodafone Group Plc
Vodafone House
The Connection
Newbury
Berkshire RG14 2FN
England

July 31, 2017

Ladies and Gentlemen:

We have acted as United States counsel to Vodafone Group Plc, a public limited company organized under the laws of England and Wales (the “Issuer”) in connection with the automatic shelf registration statement on Form F-3 (the “Registration Statement”) filed with United States Securities and Exchange Commission on July 31, 2017 relating to the registration under the United States Securities Act of 1933 (the “Securities Act”) of an indeterminate amount of the Issuer’s (i) debt securities (the “Debt Securities”), (ii) debt warrants (the “Debt Warrants”), (iii) equity warrants and (iv) preference shares. The Debt Securities may be issued from time to time pursuant to the indenture dated February 10, 2000 between Vodafone and The Bank of New York Mellon (as successor trustee to Citibank, N.A. pursuant to an Agreement of Resignation, Appointment and Acceptance dated July 24, 2007 between Vodafone, The Bank of New York Mellon and Citibank N.A. (the “Trustee”)) (the “Indenture”).

This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

For the purpose of this opinion, we have examined the Indenture, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that the Issuer has the power to execute and deliver the Debt Securities and the Indenture, and perform its obligations thereunder, that the Indenture has been duly and validly authorized, executed and delivered under the laws of England and Wales by the Issuer, that the Debt Securities conform to the form examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In our opinion:

1                                      The Indenture has been duly executed and delivered by the Issuer and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a valid and legally binding agreement of the Issuer enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

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2                                      The Debt Securities, when executed and delivered by the Issuer against payment therefor pursuant to the terms of the Indenture and when authenticated in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3                                      With respect to the Debt Warrants, when the debt warrant agreements relating to the Debt Warrants have been duly authorized, executed and delivered, the terms of the Debt Warrants and of their issuance and sale have been duly established in conformity with the applicable debt warrant agreements so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Issuer and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer, and the Debt Warrants have been duly executed and authenticated in accordance with the applicable debt warrant agreements, the Debt Warrants will constitute valid and legally binding obligations of the Issuer, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the Prospectus dated July 31, 2017 included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Linklaters LLP

Linklaters LLP